UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 11, 2025

Aris Water Solutions, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-40955	87-1022110
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9651 Katy Freeway, Suite 400

Houston, Texas 77024

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code:

(832) 304-7003

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Class A Common Stock, $0.01 par value per share	ARIS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On March 11, 2025, Aris Water Solutions, Inc. (the “Company”), Aris Water Holdings, LLC, a subsidiary of the Company (the “Issuer”), and the subsidiary guarantors named therein (the “Guarantors”) entered into a purchase agreement (the “Purchase Agreement”) with Citigroup Global Markets Inc., as representative of the several initial purchasers named therein (collectively, the “Initial Purchasers”), under which they agreed to sell $500 million aggregate principal amount of a new series of the Issuer’s 7.250% Senior Notes due 2030 (the “Notes”) in a private placement conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Offering”). The Notes will mature on April 1, 2030 and will be issued at par for net proceeds of approximately $490.3 million, after deducting the Initial Purchasers’ discount and estimated offering expenses. The closing of the issuance of the Notes is expected to occur on March 25, 2025, subject to customary closing conditions. The Issuer intends to use the net proceeds from the Offering (i) to redeem all of its outstanding 7.625% Senior Sustainability-Linked Notes due 2026 (the “2026 Notes”) at par, plus accrued and unpaid interest to, but excluding the redemption date, (ii) to repay all of the outstanding borrowings under the Issuer’s credit facility and (iii) for general corporate purposes.

Certain of the Initial Purchasers and/or their affiliates may be holders of the 2026 Notes and, as a result, would receive a portion of the net proceeds from the Offering. Affiliates of certain Initial Purchasers are lenders under, and may have other agency roles in connection with, the Issuer’s credit facility and will receive a portion of the net proceeds from the Offering that are used to repay amounts outstanding thereunder.

The Purchase Agreement contains customary representations, warranties and agreements of the Company, the Issuer and the Guarantors and customary conditions to closing, indemnification rights, obligations of the parties and termination provisions.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01.	Other Events.

On March 11, 2025, the Company issued a press release announcing the pricing of the Notes described in Item 1.01 of this Current Report on Form 8-K. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

1.1	Purchase Agreement, dated March 11, 2025, by and among Aris Water Solutions, Inc., Aris Water Holdings, LLC, the Guarantors and the Initial Purchasers, relating to the Offering.

99.1	Press Release dated March 11, 2025.

104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 12, 2025

ARIS WATER SOLUTIONS, INC.

By:	/s/ Stephan E. Tompsett
Name:	Stephan E. Tompsett
Title:	Chief Financial Officer